                     CONSULTING AND NONCOMPETITION AGREEMENT

         THIS CONSULTING AND NONCOMPETITION AGREEMENT (this "Agreement"), made as of the _____ day of July, 2000, by and between Serengeti Eyewear, Inc., a New York corporation (the "Company"), Sunshine Acquisition, Inc., a New York corporation (the "Purchaser"), and Stephen ("Rusty") Nevitt, a resident of the State of Florida (the "Consultant").

                                    RECITALS

         1. The Consultant is a shareholder and the President and Treasurer of the Company and possesses extensive knowledge and a unique understanding of the business of the Company and the sunglasses business generally.

         2. By an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), the Purchaser has agreed to acquire all of the issued and outstanding shares of common stock of the Company in a cash tender offer (the "Offer") and to subsequently merge the Purchaser with and into the Company (the "Merger"). Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed thereto in the Merger Agreement.

         3. The Company, Purchaser and Consultant have agreed that the Consultant is to become engaged by the Company as a Consultant effective upon the consummation of the Offer.

         4. The Company and the Purchaser would be irreparably injured if the Consultant were to disclose any of the secret or confidential information concerning the business and operations of the Company that the Consultant has or may acquire or if the Consultant were to enter into any business competitive with the Company.

         5. The obligations of the Purchaser and the Company under the Merger Agreement are expressly subject to certain covenants and conditions set forth therein, including the execution and delivery of this Agreement by the Purchaser, the Company and the Consultant.

         6. The Consultant desires to enter into this Agreement and perform his obligations hereunder in order to induce the Purchaser to acquire the Company.

                                   AGREEMENTS


         In consideration of all of the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. DEFINITIONS. In addition to the capitalized terms elsewhere defined herein, the following terms, when used herein, shall have the following meanings:

               "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person.

               "Person" means a natural person, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other entity, or a governmental entity or any department, agent or political subdivision thereof.

               "Term" means the period commencing on the date of the consummation of the Offer and continuing for three (3) years after the date of the consummation of the Offer.

               "Third Person" means any Person other than one of the parties hereto.

         2. CONSULTING SERVICES.

               (1) During the Term, the Company hereby engages the Consultant as a consultant to the Company, and the Consultant hereby agrees, to provide such consulting and advisory services (the "Services") as the Company may request in a reasonable manner consistent with the terms and conditions hereof. Consultant shall consult with the Company pursuant hereto with respect to matters relating to the business of the Company. Such Services shall be solely and exclusively advisory in nature and based on the knowledge derived from the duties heretofore performed by Consultant for the Company . The Company shall have the right to call upon Consultant on an "as needed" basis for not more than a total of twenty-five (25) hours per month to furnish Services to the Company, at mutually agreeable times and places; provided, however, it is agreed that the Services to be provided to the Company hereunder shall not conflict with any obligations with respect to any other employment or duties of Consultant and that the Consultant's obligations with respect to such other employment or duties shall take precedence over the requirements of the Company hereunder. Such Services may be in person, by telephone, at lunch time meetings, by correspondence or otherwise. The Company agrees that its request for Services will not require Consultant's presence at the Company's offices except as expressly agreed by Consultant and that the Company will provide reasonable notice to Consultant when Services are required of Consultant by the Company pursuant hereto.

               (2) The parties hereto acknowledge that in providing the Services, the Consultant will be acting solely as an independent contractor and will not be considered or deemed to be, or represent to Third Persons that he is, an officer, director, agent, employee, stockholder, member, joint venturer or partner of the Company, the Purchaser or any of their respective Affiliates. Neither the Company, nor the Purchaser nor any of their respective Affiliates shall be responsible for, and each shall be held harmless by the Consultant from, any liability to any governmental authority for any federal or state withholding tax, payroll tax or unemployment, disability or worker's compensation insurance payments or deductions with respect to the consideration paid under this Agreement. Other than an independent contractor relationship, no other relationship is intended or created by this Agreement by and between the Company, the Purchaser or any of their respective Affiliates, on the one hand, and the Consultant, on the other hand.

               (3) Nothing contained in this Agreement will be construed to grant the Consultant the right to, and the Consultant will not, act for or make any commitments, agreements or representations of any kind for or on behalf of the Company, the Purchaser or any of their respective Affiliates.

         3. NONCOMPETITION AND CONFIDENTIALITY.

               (1) The Consultant hereby covenants and agrees that he will not, during the Term, without the Company's or the Purchaser's prior written consent, by himself or in partnership or conjunction with, or as an employee, officer, director, manager, consultant, agent, stockholder, joint venturer, partner or member of, any other Person or other entity, either directly or indirectly, undertake or carry on or be engaged or have any financial or other interest in, or in any other manner advise or assist any Person or other entity engaged or interested in, the manufacture, sale or distribution of sunglasses or related products which is carried on within or from, or directed at, or whose products or services are sold or distributed within, from or into any place in North America (the "Restricted Territory"), provided, that notwithstanding the foregoing Consultant may own, directly or indirectly, solely as an investment, securities of any Person having a class of securities (i) registered under the Securities Act of 1934 and (ii) publicly traded, if the Consultant is not a controlling person of, or a member of a group which controls, such Person and the Consultant does not, directly or indirectly, own more than five percent (5%) of any class of securities of such Person. The Consultant further covenants and agrees that he will not, on behalf of any Person or other entity, during the Term, directly or indirectly, (i) solicit or attempt to solicit any business in competition with the Company or any of its Affiliates from any customers of the Company or any of its Affiliates, (ii) take any action to induce any customer of the Company or any of its Affiliates to breach or violate any existing contract or understanding between such customer and the Company or any of its Affiliates,
(iii) otherwise interfere with the relationship between the Company or any of its Affiliates and such customer (iv) hire or employ, or attempt to hire or employ, in any fashion (whether as an employee, independent contractor (with the exception of Arnold Tinter) or otherwise), (A) any individual who is then an employee or independent contractor (with the exception of Arnold Tinter) of the Company or any of its Affiliates or (B) any individual previously employed by the Company or any of its Affiliates within six (6) months after the date of termination of such individual's employment with the Company or any of its Affiliates, as the case may be, or (v) solicit or induce, or attempt to solicit or induce, any employees, clients, customers, vendors or suppliers of the Company or any of its Affiliates to terminate their relationship with the Company or any of its Affiliates.

               (2) The Consultant hereby agrees to hold in strict confidence all secret or confidential information relating to the Company or any of its Affiliates and not, without the prior written consent of the Company or the Purchaser, to (x) disclose such information to anyone other than (i) disclosure to the Purchaser and those designated by the Purchaser and (ii) disclosure which is required by law, or (y) use such information for any purpose whatsoever. For purposes of this Agreement, secret or confidential information shall not include information which (i) is or becomes generally available to the public other than as result of a disclosure by Consultant , or (ii) is or becomes available to Consultant on a non-confidential basis from a source other than Purchaser, the Company or any of their Affiliates, provided that such source is not known by Consultant to be bound by a confidentiality agreement with or other obligations of secrecy to Purchaser, the Company or any of their Affiliates, or the Consultant does not have personal knowledge that such information is otherwise secret or confidential information of the Company.

               (3) The Consultant agrees and warrants that the covenants contained herein are reasonable, that valid consideration has been and will be received therefor and that the agreements set forth herein are the result of arms-length negotiation between the parties hereto.

               (4) The Consultant acknowledges that in the event of any violation of the covenants contained in this Section 3 the Company's or the Purchaser's damages will be difficult to ascertain and the Company's or the Purchaser's remedies at law will be inadequate. Accordingly, the Consultant agrees that, in addition to such remedies as the Company or the Purchaser may have at law, the Company and the Purchaser shall have the right to enforce this Agreement by injunctive or equitable relief without the posting of a bond or other security.

               (5) If any of the provisions of or covenants contained in this
Section 3 is hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction. If any of the provisions of or covenants contained in this Section 3 is held to be unenforceable in any jurisdiction because of the duration or geographical scope thereof, the parties agree that the court making such determination shall have the power to reduce the duration or geographical scope of such provision or covenant and, in its reduced form, said provision or covenant shall be enforceable; PROVIDED, HOWEVER, that the determination of such court shall not affect the enforceability of this Section 3 in any other jurisdiction.

         4. CONSIDERATION.

               (1) In consideration for the Consultant's obligations hereunder, the Company hereby agrees to pay to the Consultant the sum of Nine Hundred Thousand Dollars ($900,000) (the "Total Cash Consideration"), payable in twelve
(12) equal quarterly installments of Seventy- Five Thousand Dollars ($75,000) each on the first day of March, June, September and December of each year commencing on September 1, 2000.

               (2) On the date of the commencement of the Term, the Company shall transfer to Consultant title to the 2000 Mercedes Benz S430 automobile owned by the Company and currently used by the Consultant, free and clear of all debt, liens or other encumbrances (the "Vehicle Consideration").

               (3) The Consultant shall not be entitled to any fringe benefits or perquisites from the Company or the Purchaser in respect of the Services rendered hereunder, PROVIDED, HOWEVER, that the Consultant shall be provided family health benefits consistent with those provided to senior executives of Worldwide Sports and Recreation, Inc., a Delaware corporation and the parent of Purchaser ("WSA"), or in the event such health benefits cannot be so provided, the Company shall pay to Consultant, in lieu thereof, during each year of the Term (until the Consultant becomes employed by another person that provides such benefits to Consultant), an amount equal to 150% of the amount of the cost of the premiums of such health benefits, which payments shall be made in equal quarterly installments at the time of the payments referred to in Section 4(a) hereof (the "Benefits Consideration").

               (4) The parties agree that the Total Cash Consideration, the Vehicle Consideration and the Benefits Consideration are compensation to the Consultant for entering into this Agreement and complying with the provisions hereof, and the Consultant agrees to report such consideration as compensation on all tax and other reports filed with any governmental authority. The Consultant agrees not to take a position inconsistent with such treatment or file any claim for a refund or amended tax return which reflects a contrary position.

               (5) In the event of Consultant's death prior to the expiration of the Term, all consideration payable to Consultant pursuant to this Agreement through the expiration of the Term shall be paid to Consultant's estate or other successor in interest.

         5. AMENDMENT AND MODIFICATION. The provisions of this Agreement may be amended or modified only by the written agreement of the parties hereto.

         6. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior understandings and agreements of the parties with respect to such subject matter.

         7. HEADINGS. The descriptive headings in this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement.

         8. EXPENSES. Each party agrees to pay, without right of reimbursement from any other party, the costs incurred by such party incident to the preparation and execution of this Agreement and performance of its obligations hereunder, including the fees and disbursements of legal counsel employed by such party in connection with the transactions contemplated by this Agreement.

         9. BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the Consultant, the Company and the Purchaser and their respective successors and assigns and, with respect to the Consultant, his respective legal representatives, executors, administrators and heirs. The Consultant's rights and obligations under this Agreement may not be sold, assigned, pledged or hypothecated.

         10. CONSOLIDATION, MERGER, OR SALE OF ASSETS. Nothing in this Agreement shall preclude the Company or the Purchaser from consolidating or merging into or with, or transferring all or substantially all of its assets or the assets associated with the business and operation of the Company to another Person or other entity which assumes this Agreement and all obligations and undertakings of the Company or the Purchaser hereunder. In addition, nothing shall preclude the Company or the Purchaser from changing its name at any time after the date hereof. Upon such a consolidation, merger, transfer of assets and assumption, or name change, the term "Company" or "Purchaser" shall refer to such Person or other entity, and this Agreement shall continue in full force and effect.

         11. WAIVER OF COMPLIANCE; CONSENTS. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.

         12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, none of which need contain the signatures of all parties, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

         13. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered by hand, transmitted by facsimile, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


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

                  (a)      If to the Company or the Purchaser:

                           Serengeti Eyewear, Inc.
                           Sunshine Acquisition, Inc.
                           c/o Wind Point Partners
                           676 North Michigan Avenue
                           Suite 3300
                           Chicago, Illinois 60611
                           Attention:       Richard R. Kracum
                           Fax No: 312-255-4820


                                            and

                           Serengeti Eyewear, Inc.
                           Sunshine Acquisition, Inc.
                           c/o Wind Point Partners
                           One Towne Square
                           Suite 780
                           Southfield, Michigan 48076
                           Attention:       Salam N. Chaudhary
                           Fax No.:  248-945-7220


                  With a copy to:

                           Katten Muchin Zavis
                           525 West Monroe Street
                           Suite 1600
                           Chicago, Illinois 60661-3693
                           Attention:       Steven V. Napolitano, Esq.

                           Fax No: 312-902-1061


                  (b)      If to the Consultant:

                           Mr. Stephen Nevitt
                           4752  Baycedar Lane
                           Sarasota, Florida 34241
                           Fax No.: 941-927-3264

                           with a copy to:


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

                           Cooperman Levitt Winikoff Lester & Newman, P.C. 800 Third Avenue, 30th Floor
                           New York, NY  10022
                           Attention: David B. Newman, Esq.
                           Fax No.: 212-755-2839


         14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law rules.

         15. NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party.

         16. EFFECTIVENESS. This Agreement shall become effective upon consummation of the Offer.

         17. RELEASE. Effective upon the commencement of the Term, the Consultant hereby irrevocably waives and releases any and all claims for or with respect to severance and other payments relating to the termination of his employment with the Company, including recapture of unearned incentive compensation payments and other bonuses that the Consultant may have against the Company, the Purchaser or their respective officers, directors and Affiliates.



                  [Remainder of page intentionally left blank.
                            Signature page follows.]


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

         The parties have caused this Agreement to be executed and delivered as of the date first written above.

                                              COMPANY:

                                              SERENGETI EYEWEAR, INC.



                                              By:________________________
                                              Title:_______________________



                                              PURCHASER:

                                              SUNSHINE ACQUISITION, INC.


                                              By:________________________
                                              Title:_______________________



                                              CONSULTANT:


                                              ----------------------------
                                              Stephen Nevitt